Exhibit 5.1

São Paulo, November 14, 2017.

Fibria Celulose S.A.
Rua Fidêncio Ramos 302, Torre B, 3º e 4º (parte) andares
04551- 010  São Paulo, SP, Brazil

Fibria Overseas Finance Ltd.
c/o. Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9005, Cayman Islands

Fibria Celulose S.A.
Fibria Overseas Finance Ltd.
Registration Statement – Form F-3

Ladies and Gentlemen:

We have acted as special Brazilian counsel to Fibria Celulose S.A., a sociedade por ações organized under the laws of the Federative Republic of Brazil (“Brazil”) (the “Company”), and Fibria Overseas Finance Ltd., a company organized under the laws of Cayman Islands (“FOF”), in connection with the issuance and sale, pursuant to a registration statement on Form F-3 (Files No. 333-221440 and No. 333-221440-01) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”), relating to U.S.$600,000,000.00 aggregate principal amount of 4.000% Senior Notes due 2025 (the “Notes”) by FOF, guaranteed by the Company, pursuant to an Indenture, dated as of November 14, 2017 (the “Base Indenture”), among FOF, the Company and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “Trustee”), registrar, paying agent and transfer agent, as supplemented by a First Supplemental Indenture, dated as of November 14, 2017 (the “Supplemental Indenture”), among FOF, the Company and the Trustee.

The Notes will be fully and unconditionally guaranteed by the Company as to all amounts at any time becoming due and payable in respect of the Notes (the “Guarantee,” and, together with the Notes, the “Securities”).

In rendering the opinions expressed herein, we have examined originals or copies of the following documents:

(i)                                    the Base Indenture;

(ii)                                 the Supplemental Indenture;

(iii)                              the Guarantee to the Notes;

(iv)                             the Underwriting Agreement dated as of November 9, 2017 among BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC and Scotia Capital (USA) Inc., the Issuer and the Company;

(v)                                the Registration Statement;

(vi)                             the Preliminary Prospectus Supplement dated November 9, 2017, including the documents incorporated or incorporated by reference therein pursuant to Item 6 of Form F-3 under the United States Securities Act of 1933, as amended (the “Securities Act”) (the “Preliminary Prospectus Supplement”);

(vii)                          the Prospectus Supplement, dated November 9, 2017, including the documents incorporated or incorporated by reference therein pursuant to Item 6 of Form F-3 under the Securities Act (the “Final Prospectus Supplement”);

(viii)                       the following corporate documents of the Company:

(a)                                the minutes of the general annual and extraordinary shareholders’ meetings of the Company held on April 28, 2015, at which the by-laws of the Company were approved;

(b)                                the minutes of the general annual shareholders’ meeting of the Company held on April 28, 2017, at which the members of the board of directors of the Company were appointed;

(c)                                 the minutes of the meeting of the board of directors of the Company held on August 4, 2017, at which the executive officers of the Company were appointed; and

(d)                                the minutes of the meeting of the board of directors of the Company held on August 31, 2017, at which the competences policy of the Company was approved;

and such other documents, certificates and information and such matters of law as we have deemed necessary or appropriate in connection with the opinions expressed herein.

The documents listed in items (i) to (iii) above are jointly referred to as the “Transaction Documents.”

Capitalized terms used herein not otherwise defined shall have the meaning ascribed to them in the Registration Statement.

We have considered as assumptions of the opinions expressed herein that:

(i)                                    all documents submitted to us as originals are authentic;

(ii)                                 the copies of all documents submitted to us are authentic and conform with the respective originals;

(iii)                              the signatures in all documents submitted to us and in the Transaction Documents are genuine;

(iv)                             the corporate acts submitted to us were duly called (or the call thereof has been waived pursuant to applicable law) and held and reflect the corporate status of the Company as of the date of their occurrence and have not been amended, supplemented or revoked;

(v)                                the management of the Company took office pursuant to the applicable laws and regulations;

(vi)                             the individuals that executed the Transaction Documents have legal capacity to do so;

(vii)                          the parties to the Transaction Documents (other than the Company) have power and authority, under all applicable laws, rules, regulations and constitutive documents, to execute, deliver and perform the Transaction Documents;

(viii)                       the Transaction Documents were duly executed and delivered by each of the parties thereto (other than the Company);

(ix)                             except for the opinion set forth in paragraph 5 below, there are no contractual, legal or litigational obligations that prohibit or restrict the execution and/or the performance of any of the Transaction Documents by any of the parties thereto;

(x)                                (a) the Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; and (b) the Underwriting Agreement has been duly authorized and validly executed and delivered by all parties thereto (other than the Company);

(xi)                             the documents and information submitted to us are genuine, consistent, correct and sufficient and represent all material documents and information in connection with the transactions provided for in the Transaction Documents and no material document or information has been omitted from us;

(xii)                          there is no other document, agreement or arrangement involving any of the parties to the Transaction Documents that may, in any way, affect, modify or supersede any of the opinions expressed herein;

(xiii)                       the Transaction Documents are valid, binding and enforceable under the laws of the State of New York and all other relevant jurisdictions (other than Brazil);

(xiv)                      the choice of the laws of the State of New York as the governing law of the Transaction Documents is valid, binding and enforceable under the laws of all other relevant jurisdictions (other than Brazil); and

(xv)                         for the purposes of article 9, paragraph 2, of Decree-Law No. 4,657, dated September 4, 1942, as amended, and for no other purpose whatsoever, the proponents of the transactions contemplated by the Transaction Documents are domiciled in jurisdictions in which the choice of New York law as the governing law of the Transaction Documents is valid, binding and enforceable.

Whenever in the opinions expressed herein any statement is made to “our knowledge” or any statement refers to matters “known to us,” it means that none of the attorneys in our firm who has been directly involved in acting as Brazilian counsel in connection with the transactions provided for in the Transaction Documents presently has actual knowledge or conscious awareness of any fact that would render the statement inaccurate.

We express no opinion as to any laws other than the laws of Brazil as in effect on the date hereof and we have assumed that there is nothing in any other law that affects our opinion.  In particular, we have made no independent investigation of the laws of the State of New York as a basis for the opinions expressed herein and do not express or imply any opinion on such laws.

Based upon the foregoing, including the assumptions set forth above and the qualifications set forth below, we are of the opinion that:

1.                                      The Company is duly incorporated and validly existing as a sociedade por ações under the laws of Brazil.

2.                                      The Company has full corporate power and authority to enter into and perform its obligations under the Transaction Documents.

3.                                      Each of the Base Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

4.                                      The Guarantee has been duly authorized and, when the Securities are executed and authenticated as provided in the Base Indenture and the Supplemental Indenture and delivered against payment therefor as provided in the Underwriting Agreement, the Guarantee will have been duly issued and will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.                                      The execution and delivery of the Transaction Documents and the undertaking and performance by the Company of the obligations expressed to be assumed by it in the Transaction Documents will not constitute a breach or violation of any of the terms and provisions of, or constitute a default under (i) any provision of the current by-laws of the Company; or (ii) any current applicable laws of the Federal Government of Brazil.

6.                                      There are no Brazilian governmental authorizations, consents, approvals or filings required by the Company for or in connection with the execution and delivery of the Transaction Documents or the undertaking and performance by the Company of the obligations expressed to be assumed by it in the Transaction Documents, pursuant to the terms set forth therein.

7.                                      Each of the Base Indenture and the Supplemental Indenture is, and the Guarantee, when issued and authenticated as provided in the Base Indenture and the Supplemental Indenture will be, in proper legal form under the laws of Brazil for the enforcement thereof in Brazil against the Company, without further action on the part of any party thereto and to ensure the legality, validity, enforceability or admissibility into evidence of any of the Transaction Documents and any other document required to be furnished thereunder in Brazil, it is not necessary that any such document be filed or recorded with any court or other authority in Brazil; it is necessary, however, for purposes of enforceability and admissibility into evidence of any of the Transaction Documents and any other document required to be furnished thereunder before the public agencies and courts in Brazil, that the signature of the parties signing the Transaction Documents and such related documents outside Brazil be notarized by a notary public licensed to act as such under the laws of the place of signing and the signature of such notary public be authenticated by a consular official of Brazil or, if the place of signing is a contracting state to the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated October 5, 1961, apostilled.  Furthermore, in order to be presented to Brazilian judicial authorities for enforcement in Brazil the Transaction Documents and such related documents would have to be translated into the Portuguese language by a sworn translator.

The opinions expressed herein are subject to the following qualifications:

(i)                                    enforcement of the Transaction Documents or any judgment related to the Transaction Documents may be limited by bankruptcy, insolvency, liquidation, reorganization, fraudulent conveyance, moratorium or similar laws of general application relating to or affecting the rights of creditors generally;

(ii)                                 in the event of bankruptcy of a Brazilian company, creditors which hold any direct or indirect equity interest in such Brazilian company may have their credits subordinated to the other debts of such Brazilian company;

(iii)                              in the event that any suit is brought against the Company in Brazil, certain court costs and deposits to guarantee judgment would be due;

(iv)                             in the event that any suit is brought against the Company, service of process upon it, if made in Brazil, must be effected in accordance with Brazilian law;

(v)                                the principles of Brazilian law that govern the nullity of the acts and obligations are considered principles of public policy and cannot be altered or waived.  Under Brazilian law, a guarantee is considered an accessory obligation to the underlying or principal obligation and Brazilian law establishes that the nullity of the principal obligation causes the nullity of the accessory obligation.  Therefore, a judgment obtained in a court outside Brazil against a guarantor for enforcement of a guarantee in respect of obligations that have been considered null, may not be confirmed by the Superior Court of Justice of Brazil; and

(vi)                             under Brazilian law, a person may not properly waive or be deprived of the right to submit a claim to the judiciary system or be deprived of its property without due process; therefore, any waivers by the Company with respect to its rights to seek recourse from FOF and any waivers by the Company to assert a claim against the Trustee may be unenforceable under Brazilian law.

This letter may be filed with the SEC as an Exhibit 5.1 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the headings “Validity of the Securities” and “Legal Matters,” as applicable, as counsel for the Company and FOF, who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.  We assume no obligation to advise you or any other person, or to make any investigation, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

PINHEIRO GUIMARÃES

/s/ Francisco J. Pinheiro Guimarães

Francisco J. Pinheiro Guimarães